Exhibit 99.1

PRESS RELEASE

Contact:    Don R. Madison, CFO
Powell Industries, Inc.

713-947-4422

POWELL INDUSTRIES ANNOUNCES CFO RETIREMENT PLAN

HOUSTON — May 14, 2018 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that Don R. Madison, Executive Vice President and Chief Financial and Administrative Officer, plans to retire at the end of the fiscal year, after more than 17 years with the Company. Mr. Madison joined Powell in October 2001 as Vice President and Chief Financial Officer, and has served as Executive Vice President and Chief Financial and Administrative Officer since February 2007.

Thomas W. Powell, Chairman of the Board, stated, “Over the past 17 years, Don has faithfully served the Company and has helped to guide Powell through many industrial and financial cycles. We have greatly benefited from his financial and operational expertise, and I believe he leaves the Company much stronger for his outstanding service. While Don will be greatly missed, I wish him well during his well-earned retirement.”

Brett A. Cope, President and Chief Executive Officer, stated “I would like to thank Don for the leadership he provided across the Company and for being a great partner to me, personally. We have initiated a formal search to fill the CFO position and Don has agreed to serve as an adviser for a period of time following his retirement. I expect a smooth and seamless transition.”

Mr. Madison commented, “It has been my distinct pleasure to serve the Board, employees, and clients these many years. I’m proud of the great strides we have taken as a Company, and the growth and success we have achieved. I have the utmost confidence in Powell’s future under the leadership of our Board, Chairman, Tom Powell, and CEO, Brett Cope, and look forward to supporting our next CFO during the transition period.”

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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